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                                                                    Exhibit 99.1

Report of Independent Accountants on Schedule of Allowance for Doubtful Accounts

To the Directors of
GlobeNet Communications Group Limited


Our audits of the consolidated financial statements referred to in our report dated February 16, 2000 appearing in Item 8 of this Form 10-K also included an audit of the Schedule of Allowance for Doubtful Accounts included as Exhibit
99.2 to this Form 10-K. In our opinion, the Schedule of Allowance for Doubtful Accounts presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



PricewaterhouseCoopers LLP
Chartered Accountants


Toronto, Canada
February 16, 2000